ORION
				PICTURES CORPORATION



						as of February 14, 1996

LIVE Film and Mediaworks Inc.
15400 Sherman Way
Van Nuys, CA 91410

	Re: Multiple Picture Deal

Gentlemen:

	This will confirm the agreement between Orion Pictures Corporation ("Orion") and LIVE Film and Mediaworks Inc. ("LIVE") with respect to the following multiple picture domestic theatrical distribution arrangement.

1. The Films: The films which are proposed to be the subject of this Agreement are the feature length theatrical motion pictures entitled as follows:

	THE SUBSTITUTE - Starring Tom Berenger and Ernie Hudson, directed by Robert Mandell.
	ARRIVAL - Starring Charlie Sheen and Ron Silver, directed by David
	Twohy.
	TREE'S LOUNGE - Starring an ensemble cast, including Steve Buscemi, directed by Steve Buscemi.
	DER BEWEGTE MAN (aka Maybe, Maybe Not).
	PHAT BEACH - Starring Brian Hooks and Germaine "Huggy" Hopkins, directed by Doug Ellin.

(individually "the Film," collectively "the Films"). LIVE will fully finance the production cost of each Film.

2.      Rights Granted:

	(a) LIVE hereby grants to Orion the sole and exclusive theatrical distribution rights to each Film throughout the Territory (as defined in Paragraph 3 below) during the Term (as defined in Paragraph 4 below).

	(b) LIVE reserves for itself any additional rights owned or controlled by LIVE in any Film, including but not limited to, non-theatrical, pay-per-view, pay-tv, free-tv, hotel, airlines, ships, home video, video on demand, merchandising, music publishing, soundtrack, print publishing, live stage, interactive multimedia, remakes, sequels and spinoffs; provided, however, that if during the Term for a Film LIVE desires to license interactive rights to any Film to a non-affiliated third party (other than on "ARRIVAL" which is already subject to an existing deal), Orion shall have a 10-day right of first negotiation/last refusal to acquire such rights; provided, further, that where LIVE controls soundtrack album rights to any Film in the Territory and where LIVE does not reasonably expect to release or cause to be released a soundtrack album for such Film in the Territory, then LIVE shall notify Orion as soon as possible and shall negotiate with Orion with respect to the acquisition of such rights.

	(c) LIVE agrees to use good faith efforts to release or cause to be released novelizations, soundtrack albums and other items of merchandising in conjunction with and to aid the initial theatrical release of any Film hereunder, provided any failure to do so shall not constitute a breach under this Agreement.

3. Territory: The grant of rights to Orion shall include the United States and Canada (including French-speaking Canada), their respective territories and possessions, including, without limitation, Puerto Rico, Guam, the U.S.Virgin Islands and the Panama Canal Zone (the "Territory").

4. Term: The term for each Film shall be for a period (the "Term") of three (3) years commencing on the date of initial theatrical release of the respective Film hereunder, but in no event later than four (4) years from LIVE's delivery of the prints of such Film to Orion.

5. Distribution Fee: Orion shall deduct and retain, as a distribution fee, fifteen percent (15%) of the gross receipts (as defined in Exhibit A attached hereto and incorporated herein by this reference) derived from the exploitation of each Film hereunder in the United States and twenty percent (20%) of the gross receipts derived from the exploitation of each Film hereunder in Canada and Puerto Rico. All distribution fees shall be inclusive of any subdistributor's fees that may be incurred or paid by Orion.

6. Print, Advertising and Other Distribution Expenses: LIVE will directly pay on a "cash flow" basis all print, advertising and other customary distribution expenses (as defined in Exhibit A attached hereto and incorporated herein by this reference). Every two weeks Orion will give LIVE an estimate of the expenses Orion will spend or incur during the next two weeks and LIVE will pre-pay Orion for that period, subject to any payments that may be made directly by LIVE as set forth below. Adjustments for over and underpayments will be made as promptly as is reasonably possible. LIVE agrees and represents that it will cause not less than the following amounts relating to each Film to be paid or incurred (a) prior to a date which is one (1) week after the initial theatrical release of the Film:

		THE SUBSTITUTE:                         $9,000,000
		ARRIVAL:                                $11,000,000

LIVE shall thereafter provide additional print and advertising support in its discretion commensurate with the performance of the applicable Film; and
(b) pursuant to a disbursement schedule mutually agreed upon by Orion and LIVE:

		TREE'S LOUNGE:                          $750,000
		DER BEWEGTE MAN:                        $750,000
		PHAT BEACH:                             $750,000; provided,
however, that if LIVE desires to spend less than $750,000 on this Film, Orion may choose not to release the Film, in which event LIVE will be free to submit the Film to other distributors.

After good faith in person consultations with Orion and after taking into account Orion's comments and suggestions, LIVE may develop and will pay directly for all creative advertising (including without limitation all posters, television spots, trailers, standees, EPK's, ad slicks, press kits, black and white photos and transparencies, clips and duplication); and LIVE may choose a first-class laboratory for the manufacture of prints and LIVE shall pay such facility directly. LIVE may also hire a public relations firm, a media buying firm, and a coop advertising firm and LIVE shall directly pay all fees and costs associated with said public relations firm, media buying firm and coop advertising firm. A11 vendors selected by LIVE, including the lab facility, media buying firm and coop advertising firm, will be selected after consultation with Orion, and good faith consideration will be given by LIVE to using Orion's vendors if such pricing is competitive. Any other distribution expenses that may be required shall either be "cash-flowed" by LIVE as set forth above, or advanced by Orion for the account of LIVE, and will be promptly reimbursed to Orion by LIVE. Orion shall have no obligation to advance any funds hereunder and shall not be liable for any obligations entered into with third parties directly by LIVE.

7.      Distribution and Marketing:

	(a) Advertising and Publicity: LIVE and Orion will meaningfully consult with each other in good faith and will mutually develop an advertising and publicity strategy for each Film; in the event of any disagreement, LIVE's decision will prevail so long as LIVE's decision does not result in the expending of money by Orion beyond the expenses reimbursed by LIVE and so long as LIVE's decision is reasonable taking into account the nature of the Film and the business relationships of both Orion and LIVE. The advertising and publicity strategy for each Film includes the design of advertising and publicity materials, the determination of monies to be spent on electronic versus print media and coordination of publicity tours and interviews.

	(b) Theatrical Release: Subject to good faith meaningful consultation with LIVE regarding the material aspects of the theatrical release of the Film, Orion will have discretion over all other aspects of said theatrical release; however,

		(i) After good faith consultation with Orion, LIVE may set reasonable parameters (within parameters customarily entered into by Orion) relating to theater contracts and settlements. Orion will endeavor to enter into theater contracts and settlements within those parameters and shall meaningfully consult with LIVE where Orion enters into theater contracts and settlements outside of the pre-set parameters.

		(ii) LIVE and Orion will mutually agree on theaters in Chicago, Boston, San Francisco, Philadelphia, NYC and LA (with Orion's decision prevailing in the event that, after good faith in person discussions on both sides, no agreement is reached in a timely basis); Orion will have sole discretion over the choice of theaters outside of those cities.

	(c) The proposed domestic theatrical release pattern for each Film and the proposed initial theatrical release date for such Film shall be subject to the general market conditions, exhibitor requirements and booking possibilities prevailing at the time of the proposed theatrical release of such Film, and shall also be subject to Orion's then existing plans for the orderly theatrical release of all other Orion films in the domestic theatrical market, but in no event shall Orion have the right to release any Film on a date which is not approved by LIVE, nor shall LIVE have the right to cause Orion to release any Film on a date not approved by Orion. It is presently intended that the release dates for the Films shall be as follows: THE SUBSTITUTE -
April 19,1996; ARRIVAL - May 31,1996; TREE'S LOUNGE - September 1996;
DER BEWEGTE MAN - May 1996; PHAT BEACH - Summer 1996.

	(d) Foreign Language Versions: LIVE and Orion will discuss in good faith the number of French and Spanish language prints LIVE must deliver hereunder; however, the parties must agree on a number which will meet the requirements of law and the requirements of the release plan.

8. Application of Gross Receipts: After the payment of Orion's distribution fees, one hundred percent of the remainder of gross receipts of each Film shall be payable as follows:

	(a)     Recoupment of Print, Advertising and other Distribution Costs:
First, for the recoupment, on a continuing basis, of any and all print, advertising and other distribution costs and expenses that may have been advanced by Orion and not reimbursed by LIVE with respect to a Film pursuant to Paragraph 6 above.

	(b) Remainder of Gross Receipts: After the payment of Orion's distribution fee and recoupment of all costs and expenses as set forth above, the remainder of gross receipts shall be remitted to LIVE.

9. Chain of Title: LIVE acknowledges and understands that all of Orion's obligations under this agreement shall be conditioned upon LIVE obtaining and delivering to Orion all chain-of-title documents and other documents and/or agreements which are reasonably necessary or appropriate in order to vest in Orion the rights granted to it hereunder.

10. Delivery: LIVE shall make timely delivery of each Film to Orion to enable Orion to perform in accordance with the agreed marketing strategy. Each Film as delivered shall materially conform to the version approved by Orion, and shall qualify for an MPAA rating no more restrictive than an "R" rating. LIVE shall also arrange for screening of work prints of each Film in order for Orion to exercise its rights pursuant to Paragraph 7 above. Delivery of each Film shall consist of LIVE's delivery to Orion of the items set forth in Exhibit "B" hereto.

11.     Credits:

	(a) Orion shall have the right, in its sole discretion, to use its customary logo on the main titles of each Film, and to use the words "Released By (or Distributed By) Orion Pictures Corporation" on all end titles of such Films and on all paid advertising relating to such Films. LIVE acknowledges that Orion has various labels under which it releases films (e.g. Orion Pictures Corporation or Orion Classics) and that the specific release label on any Film shall be in Orion's sole discretion; provided, however, that the parties shall mutually agree on the release label for a Film other than Orion Pictures Corporation or Orion Classics, and if no such agreement is reached, either party shall have the right to exclude that Film from this Agreement. "THE SUBSTITUTE" and "ARRIVAL" shall be an Orion Pictures Corporation release.

	(b) LIVE shall deliver a paid advertising statement in accordance with Paragraph 3 of Exhibit "B". Orion shall comply with said credit statement which is solely for the benefit of LIVE and not for the benefit of any third party. No casual or inadvertent failure by Orion or any third parties to comply with the contractual obligations relative to advertising and publicity shall constitute a breach of this agreement. Orion will, at its cost, prospectively cure any failure to comply with Producer's credit statement if accurate and if delivered in a timely manner.

12. Final Cut: LIVE will have theatrical final cut of each Film subject to DGA requirements, if any, and the requirements of any third party contracts, if any; provided, however, that Orion may require that LIVE change any Film to avoid legal claims, which Orion in its sound business judgement deems to have merit.

13. Title: LIVE represents and warrants that the title of each Film does not infringe upon any trademarks or service marks of any third party, and that the title has been cleared or will clear through the MPAA process. Should the title not clear, LIVE will substitute a title that has cleared the MPAA process.

14. Holdbacks: LIVE may not release or authorize the release of any Film in the following media in the Territory until the end of the following holdback periods agreed to by Orion:

	(a) Airlines, ships-at-sea and other non-theatrical: 3 months after initial theatrical release.

	(b)    Hotel/motel: 3 months after initial theatrical release.

	(c)    Video: 4 months after initial theatrical release.

	(d)    All other media: 4 months after initial theatrical release.

Further, LIVE may not advertise the release of any Film in the Territory in any media prior to one month (to the public) or two months (to the trade) before the expiration of the applicable holdback. Further, after the initial theatrical release of any Film, at LIVE's request, Orion will give good faith consideration to shortening any or all of the above mentioned holdback periods.

15. Insurance: LIVE shall maintain errors and omissions insurance for the period of the current policy for each Film (with minimum policy limits of $1,000,000/$3,000,000). Orion shall be an additional insured on the errors and omissions insurance policy, and such policy shall be primary to any insurance obtained by Orion.

16. LIVE's Representation and Warranties: Indemnity: LIVE represents and warrants that it has the right to enter into this agreement, to grant all of the rights herein granted to Orion, there are not and will not be outstanding any claims, liens, encumbrances or rights of any nature in or to the film, or any part thereof, or any of the literary, cinematic or musical material contained therein or upon which the film is or is to be based, which can or will impair or interfere with any of the rights herein granted to Orion, that the exercise of the rights granted Orion will not violate the rights of any third party nor require Orion to make any payment of any kind to a third party, including for any print, advertising or other distribution costs for any Film hereunder, and that it will spend the amount for print, advertising and other distribution costs for each Film set forth in Paragraph 6 above. LIVE shall defend and indemnify Orion, its shareholders and employees, from any claim inconsistent with this Paragraph 16.

17. Copyright Notice: LIVE shall protect the film by copyright and shall place properly on the title cards of the film the proper copyright notice required under the United States copyright laws, under the Universal Copyright Convention, in order to accord the film the maximum copyright protection. LIVE agrees to execute the Exclusive License Agreement, attached hereto as Exhibit "A", concurrently with the execution of this agreement, and LIVE acknowledges that Orion may file such Exclusive License Agreement in the United States Copyright Office to record Orion's distribution rights in the film.

18. Accountings: Orion shall furnish monthly accounting statements for each Film for the first six (6) months beginning with the first calendar month during which gross receipts are collected by or credited to Orion, sixty (60) days following the close of each month, together with any payments to LIVE reflected therein. Thereafter, accountings shall be furnished quarterly. Notwithstanding the foregoing, no accountings shall be required for any period during which no gross receipts are reported for the Film, unless LIVE shall request a statement, which it may do not more frequently than twice annually. Each Film shall be separately accounted for and neither the gross receipts and/ or distribution expenses attributable to any Film will be cross-collateralized with any other Film.

19. Finality of Statements: Any statement or report submitted to LIVE by Orion hereunder shall be deemed conclusively true and accurate as to all of the items and information contained therein if not disputed in writing by LIVE within twenty four (24) months after such statement or report shall have been delivered to LIVE, provided, however, that if LIVE delivers to Orion a written notice objecting to such statement within said twenty four (24) month period, and if such notice specifies in reasonable detail the particular transactions to which LIVE objects and the nature of LIVE's objections thereto, then only insofar as such particular objections to such transactions are concerned, such statement shall not be deemed correct or conclusive and binding upon LIVE. A general objection shall not be deemed adequate and sufficient for this purpose. Any objection to any statement shall be deemed to have been waived unless a legal proceeding based thereon is instituted by LIVE against Orion within twelve (12) months following the expiration of such twenty four (24) month period. If any statement should include any transactions or accountings which were reflected in any prior statement, then with respect to such accountings and transactions, such statement shall be deemed correct and conclusive and binding upon LIVE in all respects within twelve (12) months after the date of the statement on which any such accountings or transactions were first reflected, even though it may be included in a later statement or statements.

20. Keeping of Records: Orion agrees to maintain books of account and records of the distribution of the film. A reputable firm of certified public accountants or other professionals experienced in auditing distribution agreements (which may include LIVE's employees) acting on behalf of LIVE at LIVE's sole cost may, during reasonable business hours and in such manner as to not interfere unreasonably with Orion's normal business activities, examine Orion's books and records at Orion's principal place of business, but only insofar as they pertain to the film, and may make copies and take excerpts from such books and records. In no event, however, shall Orion have any obligation to make its books and records available to LIVE's accountants pursuant to this paragraph prior to execution by LIVE and LIVE's accountants of a customary confidentiality agreement in a form acceptable to Orion. Such firm of certified public accountants or other professionals shall be subject to Orion's reasonable approval and shall have the right to make such examinations no more frequently than once in any twelve (12) month period per Film. No audit may continue for longer than twenty-five (25) consecutive business days.

21. LIVE and Orion shall have joint approval of the initial press release announcement dealing with this Agreement.

22. If LIVE shall prepare a prospectus, offering memorandum or similar document in connection with the raising of monies for the production and/or distribution of the Films hereunder, Orion shall have the right to approve all references to itself and to the arrangements between the producer and Orion prior to the circulation and/or effectiveness of such prospectus, offering memorandum or similar document.

23. This Agreement is subject to the approval of the following foreign distributors approving Orion as U.S. distributor of certain of the Films:
Gaga Communications (Japan) ("ARRIVAL"); Nippon Herald (Japan) ("THE SUBSTITUTE"); Telepool (Germany) ("THE SUBSTITUTE"); and Dong-a (Korea) ("ARRIVAL" and "THE SUBSTITUTE"). LIVE and Orion shall use best efforts to obtain such approvals as soon as possible; provided, however, that if all such approvals are not received within two (2) weeks of execution of this Agreement, either party may terminate this Agreement.

24. The remainder of the deal shall be on Orion's current standard terms and conditions which will be subject to good faith negotiation between the parties.

	The parties hereto have caused this agreement to be executed this 14th day of February, 1996.


						Very truly yours,



						Orion Pictures Corporation
						By:
						Its:

AGREED TO AND ACCEPTED:

LIVE Film and Mediaworks Inc.

By:
      Steven E. Mangel
Its:  Executive Vice President



				EXHIBIT "A"

			       DEFINITIONS

	This constitutes Exhibit "A" to the Multiple Picture Deal dated as of February 14, 1996 by and between Orion and LIVE Film and Mediaworks Inc. (the "Agreement").

1. Orion: "Orion" means Orion Pictures Corporation, a Delaware corporation, and its subsidiaries engaged in the business of distributing motion pictures for exhibition in theaters and for broadcasting over television stations, but shall not include book or music publishers, phonograph record producers or distributors, distributors or retailers of video discs, cassettes or similar devices, merchandisers etc., whether or not any of the foregoing is a subsidiary of Orion.

2. Gross Receipts: The term "gross receipts" of the Picture as used herein shall be deemed to mean the aggregate of all monies actually received by or credited to Orion and Orion's theatrical subdistributors, if any, as film rentals from parties exhibiting the Picture in the theatrical field, after giving effect to any adjustments with exhibitors for rebates, credits, allowances or refunds, plus any other monies or consideration received by or credited to Orion and Orion's subdistributors with respect to the Picture
(e.g. net recoveries from infringement actions). All costs, including without limitation collection costs, incurred in connection with any of the foregoing shall be deemed and treated as recoupable distribution expenses.

3. Print. Advertising and other Customary Distribution Expenses: All of Orion's usual and customary distributdon costs and expenses expended or incurred by Orion and Orion's subdistributors in connection with the Picture, including but not limited to, the following, all of which are subject to LIVE's approvals as contained in the Agreement, and net of any rebates, refunds, credits, reimbursements, adjustments and settlements received by Orion and Orion's subdistributor(s) in connection therewith.

	(a) Laboratory Work: The costs of release prints, replacements, dupe negatives, and all sums actually expended or incurred by Orion in processing said material.

	(b) Advertising: All sums expended or incurred by Orion for advertising, publicity and exploitation purposes, including without limitation, the salaries of field exploitation men, allocated on the basis of the time spent on the Picture, and their expenses; all costs and expenses incurred by Orion in connection with the preparation of bill posters, lithographs, and other advertising accessories relating to the Picture.

	(c) Other Advances: All sums expended or incurred by Orion in connection with any of the following: screening expenses; convention expenses; censorship boards or costs and expenses in connection with securing censorship approvals; all sums expended or incurred by Orion in connection with cutting, editing, re-assembling, re-editing or re-cutting the Picture for the purpose of meeting censorship requirements or for the purposes permitted under the agreement to which this Exhibit "A" is attached; costs and expenses in connection with obtaining and tracking information with regard to box office gross receipts of the Picture; costs of search of copyright or title records; costs and expenses of obtaining clearance with respect to or changing the title of the Picture; all charges paid or incurred by Orion to cover the risk of loss or damage to any prints or negatives of the Picture; transportation, freight, shipping and storing charges on all negatives, prints and all other material in connection with the Picture; all costs and expenses incurred by Orion in connection with the junking or destruction of prints or other physical properties of the Picture, subject to LIVE s prior written approval; all sums whether paid, payable or incurred by Orion or any of its subsidiary, affiliated, allied, associated or related distributors as (i) state, county, city or other taxes based upon the value of the Picture, and (ii) imposts, taxes, and like charges, however denominated, imposted, assessed or levied, by any government or any duly constituted taxing authority, based upon or relating to the gross monies derived on account of or from the distribution or exhibition of the Picture in any country, subdivisions thereof, or territory, or upon the portion thereof payable to Orion, whether such taxes are denominated as turnover taxes, sales taxes, gross business taxes or by any other denomination (nothing contained in this Paragraph 2(c), however, shall permit Orion to charge or deduct from the gross receipts of the Picture any net income, franchise, excess profits, corporation or any other similar tax, if such tax is computed upon the actual net profits realized by Orion, its subsidiary, affiliated, allied, associated or related distributors or Orion's or their licensees, and may be charged against them), and (iii) all other taxes, duties, imposts and like charges, however denominated, imposted, assessed or levied by any government or any duly constituted taxing authority, relating directly or indirectly to the Picture, assessed against or for which Orion, its subsidiary, affiliated, allied, associated or related companies or their licensees or sublicensees may be held liable, provided however that in no event shall the deductible amount of any such tax (however denominated) imposed upon Orion be decreased (nor gross receipts increased ) because of the manner in which such taxes are elected to be treated by Orion in filing net income, corporate franchise, excess profits or similar tax returns; all costs incurred in connection with the collection of gross receipts, the cost of checking percentage engagements of the Picture, and if checking is undertaken to ascertain the accuracy of the box office reports submitted generally by a theater or theaters without reference to particular pictures, then the cost of such checking in any territory in any year shall be allocated against the gross receipts of the Picture in the ratio of the Picture's United States theatrical gross receipts during the year concerned to the United
States theatrical gross receipts of all motion pictures distributed by Orion during that year; copyright protection fees; all costs and expenses incurred by Orion in connection with the preparation or making of trailers for the Picture; any payments which Orion may be required to make to unions, guilds, or federations, or any members thereof, in connection with the distribution of the Picture in television or any other medium or market, and in this connection Producer represents and warrants that any union, guild or federation agreements to which the Picture may be subject will be no less favorable or more restrictive to the Picture, to Producer or to Orion, than the agreements which are applicable generally to M.P.A.A. and A.M.P.T.P. member companies as of the date of commencement of principal photography of the Picture; the costs of import fees and licenses and other similar requirements to secure the right to import and distribute the Picture in any foreign country; import, export, tariff, customs and other similar duties; all costs and expenses incurred by Orion in preparing any foreign or other language version of the Picture for any country including, but not limited to, the cost of dubbing, cutting, editing and subtitling; all legal fees and related expenses expended or incurred by Orion for services of outside counsel in connection with the preparation and/or review of any documents or other instruments whatsoever relating to the acquisition, development, production, financing, distribution and/or sale of the Picture or the literary material upon which it is based other than the Agreement; any and all expenses of transmitting to the United States any funds accruing to Orion from the Picture in foreign territories, such as cable expenses and any discounts from such funds taken to convert such funds directly or indirectly into U.S. Dollars; any and all legal expenses including attorneys' fees and court costs incurred by Orion, its subsidiary, affiliated, allied, associated or related companies or their licensees or sublicensees in contesting the imposition of any tax on the gross receipts, adjusted gross receipts, net receipts or the assertion or maintenance of claims for the infringement of the Picture or any part thereof or other interference by third persons of or with the Picture or any part thereof or any rights granted or sold to Orion hereunder as well as any and all sums, including legal expenses and attorneys' fees and court costs, expended or incurred by Orion, its subsidiary, affiliated, allied, associated or related companies or their licensees or sublicensees with respect to any legal action involving the Picture, including any action they may take against any third parties because of the failure of such third parties to pay any monies due on account of the Picture or in connection with any agreements relating thereto or in connection with the performance of such agreements.

	(d) No Double Deduction: No item deducted as a distribution cost or expense hereunder shall be deducted and recouped more than once pursuant to this Exhibit "A".

3. Film Rentals and Other Revenue: Until earned, forfeited or applied to the Picture, neither advance payments nor security deposits shall be included in gross receipts, except as specifically provided herein. No cost of cooperative and/or theater advertising shall be deducted in determining film rentals. Where allowances are granted and paid on account of cooperative, theater or joint advertising, such payments shall not be deducted in determining film rentals, and where deducted by the exhibitor shall be added back into film rental received from such exhibitor, and all such costs, payments, discounts and allowances shall be treated as distribution expenses. Where rebates, refunds, credits, reimbursements, adjustments or settlements are granted with respect to any distribution expense, then all such payments shall not be included in gross receipts but shall be treated as a reduction to distribution expenses hereunder.

4.      Allocations:   Unless specifically stated otherwise, an allocations
made hereunder with respect to gross receipts or distribution costs and expenses shall be made by Orion in good faith, reasonably and consistent with its sound business judgment.


				EXHIBIT "B"

			     DELIVERY SCHEDULE


	This constitutes Exhibit "B" to the Multiple Picture Deal (the "Agreement") dated as of February 14, 1996 by and between Orion and Live Film and Mediaworks, Inc.

	Producer agrees as a material obligation hereunder to make full and complete delivery of each and every item listed below to Distributor in the Los Angeles area to the persons and places designated by Distributor. Such delivery by Producer will consist of making physical delivery to Distributor or its designee at Producer's sole cost and expense (transportation costs prepaid).

1. Release Prints: In numbers established pursuant to the Agreement, first class composite 35mm positive prints of the Picture made directly from the internegative, fully color corrected to release print standards in the color process in which the Picture was photographed, fully cut, main and end titled, edited, scored and assembled with the soundtrack printed thereon in perfect synchronization with the photographic action and fit and ready for exhibition and distribution.

2. M.P.A.A: A paid rating certificate from the Code and Rating Administration of America, Inc., and production code number.

3. Producer's Statement Re Credits: A complete statement setting forth the names of all persons to whom Producer is contractually obligated to accord credit on the screen or in any paid advertising, publicity or exploitation of the Picture, hereinafter referred to as "credit", and to include in such statement excerpts from any such agreements defining or describing the form and nature of such required paid advertising credits, in accordance with the Agreement to which this exhibit is attached. Producer agrees that such statement shall be delivered to Distributor as early as possible and in no event shall such statement contain inconsistent requirements for credit. Producer shall also deliver a list identifying all cast members of the Picture.

4. Errors and Omissions Insurance: Certificate of Producer's Errors and Omissions insurance policy covering the Picture and required endorsements thereto adding Distributor as an additional named insured.

5. Exclusive License: An Exclusive License in the form of Exhibit "C" to the Agreement.

6. Sexually Explicit Scenes: If the Picture contains any sexually explicit scenes, then Producer shall deliver to Orion a statement, in the form of Exhibit "E" to the Agreement, which identifies the scenes and sets forth the names and ages of all performers appearing in said scenes; said statement shall be delivered in accordance with the Child Protection and Obscenity Enforcement Act of 1988.

	Acceptance by Orion of less than all of the foregoing items with respect to the Picture and/or release of the Picture, prior to delivery of all of the aforesaid items, shall in no event be construed as a waiver by Distributor of Producer's obligation to deliver any such item not so delivered. No waiver of delivery of any such item shall be valid or binding unless in writing and signed by Distributor.